Exhibit No. 4.1
Form 10-Q
Headway Corporate Resources, Inc.
File No. 1-16025


                        HEADWAY CORPORATE RESOURCES, INC.

                       THIRD AMENDMENT AND LIMITED WAIVER
                    TO AMENDED AND RESTATED CREDIT AGREEMENT


     This THIRD AMENDMENT AND LIMITED WAIVER TO AMENDED AND RESTATED CREDIT AGREEMENT (this "Amendment") is dated as of May 7, 2003 and entered into by and among HEADWAY CORPORATE RESOURCES, INC., a Delaware corporation (the "Borrower"), the other Credit Parties listed on the signature pages hereof, the financial institutions listed on the signature pages hereof (the "Lenders") and BANK OF AMERICA, N.A., as agent for itself and for the other Lenders (the "Agent"), and is made with reference to that certain Amended and Restated Credit Agreement dated as of April 17, 2002 (as amended to the date hereof, the "Credit Agreement"), by and among the Borrower, the Lenders and the Agent. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.

                                    RECITALS

     WHEREAS, at the Borrower's request the Lenders have made Loans to the Borrower under the Credit Agreement and have issued Letters of Credit thereunder for the account of the Borrower;

     WHEREAS, to induce the Lenders to enter into the Credit Agreement and in consideration of the Loans made and Letters of Credit issued from time to time thereunder, the Guarantors have jointly and severally, absolutely, unconditionally and irrevocably guarantied the payment and performance of the Obligations under the Loan Documents pursuant to, and in accordance with the terms of, the Guaranties and the other Loan Documents;

     WHEREAS, to secure the payment and performance of the Borrower's and each other Credit Party's Obligations under the Loan Documents, the Borrower and the other Credit Parties have entered into the Security Instruments which grant the Agent, for the benefit of the Lenders, valid, enforceable, perfected and first priority security interests in the Collateral, subject only (to the extent applicable) to valid, enforceable and duly perfected Liens permitted under
Section 9.3(b)-(h) of the Credit Agreement; and

     WHEREAS, Borrowers and the undersigned Lenders desire to waive certain existing Events of Default solely for the period from the Third Amendment Effective Date through and until (but not beyond) the Waiver Termination Date (as such terms are defined below), and to make certain other amendments to the Credit Agreement, subject in each case to the terms and conditions set forth below.



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     NOW,  THEREFORE,  in  consideration  of the  premises  and the  agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1.  LIMITED WAIVER

          (a) Subject to the terms and conditions set forth in this Amendment and in reliance on the representations, warranties and covenants of the Credit Parties herein contained, from and after the Third Amendment Effective Date through and until (but not beyond) the Waiver Termination Date, the Agent and the Lenders hereby waive compliance with:

               (i) the mandatory payment of $1,093,000 due as of September 10, 2002 pursuant to Section 2.3(a)(iii) of the Credit Agreement;

               (ii) Section 9.1(a) of the Credit Agreement for the periods ending November 30, 2002, December 31, 2002, January 31, 2003, February 28, 2003, March 31, 2003 and April 30, 2003;

               (iii) Section 9.1(b) of the Credit Agreement for (x) the six months ended September 30, 2002, (y) the nine months ending December 31, 2002 and (z) the twelve months ending March 31, 2003;

               (iv) Section 9.6(g)(ii) of the Credit Agreement with respect to loans and advances made to The Whitney Group (Asia) Limited (HK) after January 2, 2003 through February 20, 2003; and

               (v) Section 10.1(e) of the Credit Agreement with respect to defaults as set forth on Schedule 1 attached hereto.

     The "Waiver  Termination  Date"  shall be the earlier of (i) May 30,  2003,
     (ii) the occurrence of any other Event of Default or at any time the Agent or the Lenders may hereafter become aware of any other Event of Default (whether heretofore or hereafter arising) and (iii) the exercise of any rights, remedies or privileges under any document relating to the Subordinated Debt or the Series G Convertible Preferred Stock or under applicable law by the holders of the Series G Convertible Preferred Stock or the holders of, or the trustee for the holders of, the Subordinated Debt. On and after the Waiver Termination Date (x) the limited waiver set forth in this Section 1(a) shall automatically be deemed null and void as of the date hereof and of no further force and effect (as if such limited waiver had never been given effect), without any necessity of demand or notice to any Credit Party or other Person, (y) the mandatory payment described in Section 1(a)(i), together with accrued interest thereon since September 10, 2002, shall be immediately due and payable in cash, and (z) the Agent and the Lenders may thereafter in their sole and absolute discretion and notwithstanding any grace or cure periods or other provisions to the contrary in the Loan Documents, take any action and exercise any or all of their other rights, remedies and privileges under any one or more of the Loan Documents, any other instrument or agreement

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     referred to therein, under applicable law or otherwise, with respect to any
     Events of Defaults described in this Section 1 or any other Event of Default.

          (b) Without limiting the generality of the provisions of Section 12.6 of the Credit Agreement, the limited waiver set forth in Section 1(a) hereof shall be limited precisely as written and shall relate solely to the non-compliance by the Borrower with the provisions of the Credit Agreement specifically set forth in clauses (i) through (v) of Section 1(a) hereof for the periods specifically referenced therein and nothing in this Amendment shall be deemed to:

               (i) constitute a waiver by the Agent and the Lenders with respect to Sections 2.3(a)(iii), 9.1(a), 9.1(b), 9.6(g)(ii) and 10.1(e) of the
          Credit Agreement in any other instance or any other term, provision or condition of the Credit Agreement or the other Loan Documents or any other Defaults or Events of Default; or

               (ii) prejudice any right or remedy that the Agent or any Lender may now have or may have in the future under or in connection with the Credit Agreement, the other Loan Documents, any other instrument or agreement referred to therein or under applicable law.

          Except as expressly set forth herein, the terms, provisions and conditions of the Credit Agreement and the other Loan Documents shall remain in full force and effect and in all other respects are hereby ratified and confirmed.

Section 2.  AMENDMENTS TO CREDIT AGREEMENT

          (a) Amendments to Section 1: Definitions. Section 1.1 of the Credit Agreement is hereby amended by adding thereto the following definitions, which shall be inserted in proper alphabetical order:

          "BofA Collateral Account" means the segregated cash collateral account maintained by the Borrower at Bank of America, N.A. pursuant to
          Section 4.9 hereof, account number 3751926087.

          "Budget" means the cash budget delivered by the Borrower to the Agent pursuant to Section 3(b) of the Third Amendment, as the same may be amended, supplemented or otherwise modified from time to time with the written consent of the Required Lenders, not to be unreasonably withheld.

          "CMCG" means Carl Marks Consulting Group LLC.

          "CMCG Engagement Letter" means that certain Consulting Agreement dated as of February 28, 2003 between Borrower and Carl Marks Consulting Group LLC.

          "Third Amendment" means that certain Third Amendment to Amended and Restated Credit Agreement dated as of May 7, 2003 by and among the

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          Borrower,  the other  Credit  Parties  listed on the  signature  pages thereof, the financial institutions listed on the signature pages thereof and Bank of America, N.A., as agent for itself and for the other Lenders.

          "Third Amendment Effective Date" has the meaning assigned to such term in Section 3 of the Third Amendment.

          (b) Amendment to Section 2.2(c): Payment of Interest. Section 2.2(c) of the Credit Agreement is hereby amended by deleting it in its entirety and substituting therefor the following:

          "So long as no Event of Default shall have occurred and be continuing, Borrower may pay in kind a portion of the accrued interest equal to the PIK Amount, on or before the date such interest is due, in a principal amount equal to the PIK Amount. "PIK Amount" means an amount equal to the interest which would have accrued on the Loans at a per annum rate of 1.50% for the applicable interest period; provided, that solely for the period commencing November 1, 2002 through the Maturity Date, "PIK Amount" shall mean an amount equal to the interest which would have accrued on the Loans at a per annum rate of 4.50%; provided, further, that upon the occurrence of any Event of Default, the PIK Amount accrued during the period commencing November 1, 2002 through the Maturity Date shall be immediately due and payable in cash. Subject to the preceding sentence, the aggregate principal PIK Amount shall be deemed added to the outstanding principal balances of the Loans held by the Lenders, on a pro rata basis, and shall thereafter accrue interest in the same manner as all other outstanding principal. Agent's acceptance of, or failure to reject, payment in kind of such accrued interest shall not constitute a waiver of any Event of Default."

          (c) Amendments to Section 2.3: Payment of Principal.

               (1) Section 2.3(a)(iii) of the Credit Agreement is hereby amended
          by  deleting  it  in  its  entirety  and  substituting   therefor  the
          following:

               "(iii) Minimum Receivables. Borrower shall, within ten (10) days after the end of each calendar month, prepay the Loans in an aggregate principal amount equal to the excess of the Minimum Receivables (defined below) over the Eligible Receivables of Borrower and its Subsidiaries as of the end of such preceding calendar month. The "Minimum Receivables" shall equal, at any time, Twenty-Four Million Dollars ($24,000,000) less the aggregate sum prepaid pursuant to this Section 2.3(a)(iii) to date."

               (2) Section 2.3(a) of the Credit Agreement is hereby further amended by deleting subsection (iv) thereof in its entirety and inserting the following new subsections:

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               "(iv) Whitney Proceeds.  Borrower shall,  within two (2) Business
               Days of receipt, prepay the Loans with any cash proceeds the Borrower or any of its Subsidiaries receives from time to time under that certain Purchase Agreement dated as of February 28, 2003 (the "Purchase Agreement") between the Borrower and Whitney Group, LLC and the documents executed and delivered in connection therewith, including, without limitation, cash proceeds received pursuant to the Earnout and the Note (as such terms are defined in the Purchase Agreement).

               (v) Repayment on Maturity Date. The entire outstanding principal amount of the Loans, together with all accrued and unpaid
               interest  thereon,   all  PIK  Amounts  and  any  and  all  other
               Obligations shall be due and payable in full, in cash on the Maturity Date or at such earlier time as provided herein."

          (d) Amendment to Section 4.9: Tax Refund. Section 4.9 of the Credit Agreement is hereby amended by deleting it in its entirety and substituting therefor the following:

          "4.9 Tax Refund. As of the Third Amendment Effective Date the Borrower has deposited $4,846,873.54 into the BofA Collateral Account, which account is subject to the first priority liens of the Agent (for the benefit of the Lenders). The Credit Parties shall not be permitted to withdraw any amounts deposited from time to time in the BofA Collateral Account without the prior written consent of the Required Lenders and the Agent if the aggregate balance in the Accounts (as defined in Section 4(i) of the Third Amendment) is at any time above $4,000,000. "Deficiency Amount" shall mean, at any time of determination, the difference between $4,000,000 and (if less) the aggregate balance in the Accounts on such date of determination. If the aggregate balance in the Accounts is at any time below $4,000,000, then the Credit Parties may withdraw from the BofA Collateral Account an amount equal to the lesser of (x) the Deficiency Amount and (y) the actual amount deposited and maintained in the BofA Collateral Account at such time; provided, that the chief financial officer of the Borrower shall have delivered a certificate to the Agent not later than 12:00 noon (New York City time) on the day preceding the proposed withdrawal date, which certificate shall be in form and substance satisfactory to the Agent, certifying (x) that no Default or Event of Default has occurred or is continuing or would result from the proposed withdrawal and (y) the balance of the Accounts as of the date of such certification. If the aggregate balance in the Accounts is at any time above $4,000,000, and the Borrower has prior thereto withdrawn amounts from the BofA Collateral Account in accordance with the preceding sentence, the Borrower shall, within two (2) Business Days, redeposit into the BofA Collateral Account an amount equal to the lesser of (x) the amount in the Accounts then in excess of $4,000,000, and (y) the aggregate amount of all prior withdrawals."

          (e) Amendments to Article 8: Affirmative Covenants.

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               (1) Section  8.1(l) of the Credit  Agreement is hereby amended by deleting it in its entirety and inserting the following new clause:

          "(l) within ten (10) days after the last Business Day of each week (the "Applicable Week"), deliver to the Agent a report, certified as being true and correct by the chief financial officer of the Borrower, which report reflects: (x) the actual cash disbursements made by the Borrower and its Subsidiaries in the Applicable Week and shows on a line item basis the percentage and dollar variance from the Budget for the Applicable Week, (y) the aggregate cash balance maintained in the Accounts and the BofA Collateral Account as of the last Business Day of the Applicable Week and (z) the number of temporary staffing payroll employees or consultants employed by the Borrower and its Subsidiaries as of the last Business Day of the Applicable Week. The Borrower shall promptly deliver to the Agent such other information regarding the Borrower's and any Subsidiary's operations, business affairs and financial condition as the Agent may reasonably request."

               (2) Section  8.20 of the Credit  Agreement  is hereby  amended by
          deleting  it  in  its  entirety  and   inserting   the  following  new
          subsections:

          "8.20. Chief Restructuring Advisor. Borrower shall maintain the CMCG Engagement Letter in full force and effect unless terminated by Borrower for cause and upon prior written notice to the Agent or unless terminated by CMCG. If the CMCG Engagement Letter is terminated for cause in accordance with the previous sentence or if CMCG terminates the CMCG Engagement Letter, then the Borrower shall promptly (and in no event later than fifteen (15) Business Days after the effective date of such termination) appoint a new chief restructuring advisor to replace CMCG, on terms approved by Required Lenders. The Borrower shall not amend, supplement or otherwise modify the CMCG Engagement Letter without the prior written approval of the Required Lenders and the Agent.

          8.21. Cooperation Covenant. Borrower has advised the Lenders that it has engaged CMCG as its chief restructuring advisor to assist in, among other things, exploring its strategic alternatives. Without limiting the generality of Section 8.7, the Credit Parties shall cooperate with and give full and complete access and make CMCG available to the Agent, the Lenders and their representatives. The Credit Parties shall cause CMCG to contemporaneously provide to the Agent and its representatives (for distribution to the Lenders) any and all written reports, correspondences and other written communications that CMCG receives, provides, delivers or otherwise discloses (in each case, directly or indirectly) from time to time to or from one or more of the Borrower's customers, vendors, suppliers or other actual or potential creditors or investors of any Credit Party."

          (f) Amendment to Section 9.18: Cash Usage: Section 9.18 of the Credit Agreement is hereby amended by deleting it in its entirety and substituting therefor the following:

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          "9.18.  Cash Usage;  Payroll-Temps.  On and after the Third  Amendment
          Effective Date:

               (a) all cash expenditures shall be made in accordance with and for the purposes set forth in the Budget;

               (b) the Borrower  shall not permit the aggregate  cash balance in
          (x) the Accounts, plus (y) the BofA Collateral Account to be less than $3,500,000 at any time; and

               (c) the Borrower and its Subsidiaries shall not at any time have less than an aggregate of 5,500 temporary staffing payroll employees or consultants placed on its and its Subsidiaries' payroll.

               Nothing in the Budget and in this Section 9.18 shall be deemed to limit or otherwise modify the Credit Parties' obligation to repay when payable any and all Obligations under the Loan Documents."

          (g) Amendment to Section 10.1(o): Events of Default. Section 10.1(o) of the Credit Agreement is hereby amended by deleting the reference to "$24,600,000" therein and substituting therefor "$24,000,000", and further amended by deleting the period at the end of such subsection and inserting "; or" thereafter.

          (h) Amendment to Section 10.1: Events of Default. Section 10.1 of the Credit Agreement is hereby further amended by deleting the word "or" as the last word of Section 10.1(n), and by inserting the following new Section 10.1(p):

          "(p) if the Borrower and its Subsidiaries lose one or more customer accounts as a result of such accounts being terminated in accordance with their terms or otherwise, or such accounts are not renewed or otherwise extended and such customer accounts comprise in the aggregate 10% or more of the Borrower's consolidated revenue over the preceding twelve (12) month period as of any date of determination."

Section 3.  CONDITIONS TO EFFECTIVENESS

     The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent (the date of such satisfaction being the "Third Amendment Effective Date"):

          (a) On or before the date hereof, the Credit Parties shall deliver to the Agent the following, each, unless otherwise noted, dated the date hereof:

               (i) Copies of executed counterparts of this Amendment by Borrower and Guarantors and by each of the Lenders;

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               (ii) Copies of the resolutions of the board of directors or other appropriate governing body (or of the appropriate committee thereof) of each Credit Party approving and authorizing the execution, delivery and performance of this Amendment and any other documents, agreements, instruments or certificates to be delivered in connection therewith, certified as of the date hereof by the secretary or an assistant secretary (or equivalent) of such Credit Party as being in full force and effect without modification or amendment; and

               (iii) A certificate of each Credit Party, in form and substance satisfactory to Agent, executed on behalf of such Credit Party by its secretary or any assistant secretary (or equivalent), certifying as to
          (A) the absence of any amendments or other modifications to the Organizational Documents and Operating Documents of such Credit Party since the Closing Date, (B) the Organizational Documents and Operating Documents of such Credit Party being in full force and effect as of the date hereof, (C) the due organization and good standing and valid existence of such Credit Party as an entity organized under the laws of the jurisdiction of its organization, and the absence of any proceeding for the dissolution or liquidation of such Credit Party,
          (D) the truth of the representations and warranties contained in this Amendment as though made on and as of the date hereof, (E) the names and true signatures of the officers of such Credit Party authorized to sign this Amendment and any other documents, agreements, instruments or certificates to be delivered in connection herewith and (F) after giving effect to this Amendment, the absence of any event occurring and continuing that constitutes a Default or an Event of Default (other than those waived pursuant hereto).

          (b) On or before the date hereof, the Agent shall have received, in form and substance satisfactory to it, a cash budget substantially in the form of Exhibit B annexed hereto (as amended, supplemented or otherwise modified from time to time with the prior written consent of the Required Lenders, not to be unreasonably withheld, the "Budget"), together with a duly executed certificate of the chief financial officer of the Borrower, certifying to the Agent that the Budget was prepared based upon good faith estimates and assumptions that are reasonable as of the date hereof and that such chief financial officer is not aware of any information contained in the Budget which is false or misleading in any material respect or of any omission of information which causes the Budget to be false or misleading in any material respect.

          (c) On or before the date hereof, the Agent and the Lenders shall have received, by wire transfer in immediately available funds, reimbursement of all of their costs, fees and expenses (including, without limitation, the attorneys' fees of O'Melveny & Myers LLP and the fees of FTI Consulting, Inc.).

          (d) The Agent and each Lender shall have received a revised 2003 operating plan (the "Revised Plan") in form and substance satisfactory to the Agent and the Lenders, together with a duly executed certificate of the chief financial officer of the Borrower certifying to the Agent that the Revised Plan was prepared based upon good faith estimates and assumptions that are reasonable as of the date hereof, when taken as a whole, and does

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     not omit any  information  which  causes  the  Revised  Plan to be false or misleading in any material respect, when taken as a whole.

Section 4.  CREDIT PARTIES' REPRESENTATIONS AND WARRANTIES

     In order to induce the Lenders to enter into this Amendment, each Credit Party represents and warrants to the Lenders that the following statements are true, correct and complete:

          (a) Power and Authority. Each Credit Party has all requisite power and authority to enter into this Amendment and to carry out the transactions contemplated by this Amendment.

          (b) Authorization of Amendment. The execution and delivery of this Amendment and the performance of the Credit Parties hereunder has been duly authorized by all necessary action on the part of each Credit Party.

          (c) No Conflict. The execution and delivery of this Amendment by each Credit Party and the performance by such Credit Party of this Amendment and the consummation of the transactions contemplated hereby do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to the Credit Parties or any of their respective Subsidiaries, the Operating Documents and Organizational Documents of the Credit Parties or any of their respective Subsidiaries or any order, judgment or decree of any court or other agency of government binding on any of the Credit Parties or any of their respective Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract, indenture, agreement or other instrument or document to which any Credit Party or any of its Subsidiaries is a party or by which the properties or assets of such Credit Party or its Subsidiaries are bound, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Credit Party or any of its Subsidiaries (other than Liens created under any of the Loan Documents in favor of the Agent on behalf of the Lenders), or (iv) require any approval of stockholders or any approval or consent of any Person under any contract of any Credit Party or any of its Subsidiaries.

          (d) Governmental Consents. The execution and delivery of this Amendment by each Credit Party and the performance by such Credit Party of this Amendment does not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body.

          (e) Binding Obligation. This Amendment is the legally valid and binding obligation of each Credit Party enforceable against each such Credit Party in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and general principles of equity.

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          (f)  Incorporation  of  Representations  and Warranties.  After giving effect to this Amendment and except as set forth on Schedule 2 annexed hereto, the representations and warranties contained in the Loan Documents (including, without limitation, the schedules to the Security Instruments and the other Loan Documents) are and will be true, correct and complete in all material respects on and as of the date hereof to the same extent as
     though   made  on  and  as  of  such  date,   except  to  the  extent  such
     representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

          (g) Absence of Default. After giving effect to this Amendment, no Default or Event of Default exists as of the Third Amendment Effective Date.

          (h) Accuracy of Recitals. The Recitals to this Amendment are true and correct in all respects on and as of the date hereof, and are incorporated hereby as if fully set forth herein.

          (i) Deposit Accounts. Schedule 3 annexed hereto sets forth a true, accurate and complete list of each Deposit Account or securities account maintained by each Credit Party and its Subsidiaries or in which such Credit Party and its Subsidiaries has an interest (all such accounts, other than the BofA Collateral Account, being referred to herein as the "Accounts"), together with the account number, name and address of each depository institution and contact person thereat and balance maintained or otherwise credited to each such Account as of the date hereof.

          (j) Capitalization. The authorized capital stock of the Borrower consists of 80,000,000 shares of common stock, $0.0001 par value per share (the "Common Stock"), and 5,000,000 shares of preferred stock, $0.0001 par value per share, of which 1,000 shares have been designated as Series G Convertible Preferred Stock, $0.0001 par value per share (the "Preferred Stock"). The outstanding capital stock of the Borrower consists solely of 13,914,627 shares of Common Stock and 1,000 shares of Preferred Stock. Except for the Preferred Stock, options to purchase 1,145,550 shares of Common Stock issuable under the Company's employee stock option plan and the warrants previously delivered by the Borrower to the Lenders, there are no options, warrants, phantom stock, stock appreciation rights or other securities that are convertible into capital stock of the Company.

          (k) Other Defaults. Schedule 1 attached hereto sets forth defaults existing as of the Third Amendment Effective Date with respect to the Subordinated Debt and the Series G Convertible Preferred Stock.

Section 5.  ACKNOWLEDGMENT AND CONSENT

          (a) The Security Instruments and the Guaranties to which the Borrower and the other Credit Parties are party are herein referred to collectively as the "Credit Support Documents". Each Credit Party hereby acknowledges that it has reviewed the terms and provisions of the Loan Documents and this Amendment. Each such Credit Party hereby confirms that each Credit Support Document to which it is a party or otherwise bound and all

     Collateral encumbered thereby will continue to guaranty or secure, as the case may be, to the fullest extent possible the payment and performance of all "Guarantors' Obligations" and "Secured Obligations" and "Obligations" as the case may be (in each case as such terms are defined in the applicable Credit Support Document), including without limitation the payment and performance of all such "Guarantors' Obligations" or "Secured Obligations" or "Obligations", as the case may be, whether now or hereafter existing under or in respect of the Loan Documents. Each such Credit Party acknowledges and agrees that each of the Credit Support Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment or the performance hereof.

          (b) The Credit  Parties  hereby  acknowledge  and reaffirm that, as of
     April 30, 2003 and after giving effect to this Amendment and the transactions contemplated hereby, the aggregate principal amount of the Obligations owed to the Lenders is $74,241,785.09, plus accruing interest, fees, costs and expenses due under the Loan Documents after April 30, 2003, and the Letter of Credit Outstandings is $1,600,000. The Credit Parties acknowledge and reaffirm that all Obligations under the Loan Documents (including, without limitation, all Revolving Credit Outstandings and all Reimbursement Obligations now or hereafter existing and all other obligations of every nature of each Credit Party from time to time owed to the Agent, the Lenders or any of them under the Loan Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise) are payable by the Borrower in accordance with the Credit Agreement and the other Loan Documents and are jointly and severally payable by the Guarantors in accordance with the Guaranties and the other Loan Documents, and each Credit Party unconditionally and irrevocably waives any claim or defense in respect of the Obligations, including, without limitation, any claim or defense based on any right of setoff or counterclaim and hereby ratifies and affirms each and every waiver of claims and defenses granted under the Loan Documents from time to time.

          (c) Each Credit Party hereby reaffirms and acknowledges (i) that pursuant to the Security Instruments, the Agent (for the benefit of the Lenders) has an enforceable, valid and perfected first priority Lien on and security interest in the Collateral, subject only (to the extent applicable) to valid, enforceable and duly perfected Liens permitted under
     Section 9.3(b)-(h) of the Credit Agreement and (ii) the continuing validity and effectiveness of the Agent's and the Lenders' rights under the Loan Documents and applicable law, including, without limitation, the right of the Agent to recover any and all amounts owed to the Lenders, free of set-off or counterclaim, by foreclosure on or redemption or other disposition of the Collateral. Without limiting the generality of the foregoing, the Credit Parties represent, warrant and covenant that (i) all cash deposited in or otherwise credited to the Accounts as of the date hereof and at all times hereafter are and will be cash proceeds (as such term is defined in the Uniform Commercial Code) resulting from the sale, lease, license, collection, exchange or other disposition or distribution of the Collateral and that the Agent (for the ratable benefit of the Lenders) has an enforceable, valid and perfected first priority Lien on and security interest in all such cash proceeds and (ii) the cash proceeds referred to in the preceding clause (i) that are from time to time deposited in or otherwise maintained in the Accounts are not and shall not be commingled with any other money, checks or other funds that are not proceeds of Collateral or otherwise subject to the Agent's first priority Liens.

          (d) Each Credit Party hereby ratifies and confirms that the terms, provisions and conditions of the Credit Agreement and the other Loan Documents (as amended hereby) remain in full force and effect and the Credit Agreement and each other Loan Document is enforceable in accordance with its terms.

          (e) Each Guarantor acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, such Guarantor is not required by the terms of the Credit Agreement or any other Loan Document to consent to the terms of this Amendment and (ii) nothing in the Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Guarantor to any future amendments to or modifications of or standstill agreements with respect to the Credit Agreement.

          (f) The Credit Parties and the Lenders acknowledge and agree that the Credit Parties did not timely meet the requirements of the Credit Agreement more particularly described on Schedule 4 annexed hereto. Each such requirement, however, has been satisfied after the expiration of the respective time periods set forth in the Credit Agreement and, in consideration of the terms and conditions set forth herein and solely in this instance, the Lenders acknowledge and agree that as of the Third Amendment Effective Date the Credit Parties failure to timely satisfy the requirements of the Credit Agreement more particularly described on
     Schedule 4 annexed hereto shall not be deemed an Event of Default under the Credit Agreement.

Section 6.  RELEASE

     The Borrower and each other Credit Party, on behalf of itself, and each of its Subsidiaries (collectively, the "Releasors") hereby releases, remises, acquits and forever discharges the Agent, each Lender and each Issuing Bank and each of their respective employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations, related corporate divisions, participants and assigns (all of the foregoing hereinafter called the "Released Parties"), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, setoffs, recoupments, counterclaims, defenses, damages and expenses of any and every character, known or unknown, suspected or unsuspected, direct and/or indirect, at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter arising, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of or in any way connected to this Amendment, the Credit Agreement, any of the other Loan Documents or the administration or enforcement of any of such documents (all of the foregoing hereinafter called the "Released Matters"). Each Releasor acknowledges that the agreements in this Section 6 are intended to be in full satisfaction of all or any alleged injuries or damages suffered or incurred by such Releasor arising in connection with the Released Matters and constitute a complete Amendment of any right of setoff or recoupment, counterclaim or defense of any nature whatsoever which arose prior to the Third Amendment Effective Date to payment or performance of the Obligations. Each

Releasor represents and warrants that it has no knowledge of any claim by it against the Released Parties or of any facts, or acts or omissions of the Released Parties which on the date hereof would be the basis of a claim by the Releasors against the Released Parties which is not released hereby. Each Releasor represents and warrants that it has not purported to transfer, assign, pledge or otherwise convey any of its right, title or interest in any Released Matter to any other person or entity and that the foregoing constitutes a full and complete release of all Released Matters. Releasors have granted this release freely, and voluntarily and without duress.

Section 7.  MISCELLANEOUS

          (a) Effect on the Credit Agreement and the Other Loan Documents. The Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed. Except as specifically set forth herein, the execution, delivery and performance of this Amendment shall not constitute an amendment or waiver of any provision of, or operate as an amendment or waiver of any right, power or remedy of the Agent or any Lender under, the Credit Agreement or any of the other Loan Documents or a consent to any action or transaction contemplated by any other agreement, document or instrument executed by the Borrower in connection herewith or from time to time hereafter that is prohibited by the Credit Agreement. This Amendment shall be deemed to be a Loan Document and if any Credit Party shall breach or otherwise be in default of or in non-compliance with any covenant, agreement, representation, warranty or other provision contained herein, such breach, default or noncompliance shall be deemed an "Event of Default" for purposes hereof and under the Credit Agreement.

          (b) Severability. In case any provision in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

          (c) Headings. Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

          (d) Applicable Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

          (e) Waiver of Jury Trial and Consequential and Special Damages. (i) EACH OF THE PARTIES TO THIS AMENDMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AMENDMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AMENDMENT OR

     ANY OF THE OTHER LOAN DOCUMENTS AND (ii) EACH OF THE CREDIT PARTIES WAIVES ANY CLAIM AGAINST THE AGENTS OR THE LENDERS FOR CONSEQUENTIAL OR SPECIAL DAMAGES RESPECTING THIS AMENDMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREUNDER OR HEREUNDER. The scope of this Amendment is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this Amendment is a material inducement to enter into a business relationship, that each has already relied on this Amendment in entering into this Amendment, and that each will continue to rely on this Amendment in their related future dealings. Each party hereto further warrants and represents that it has reviewed this Amendment with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS AMENDMENT IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN AMENDMENT SPECIFICALLY REFERRING TO THIS SECTION 7(e)). In the event of litigation, this Amendment may be filed as a written consent to a trial by the court.

          (f) No Third Party Beneficiaries. No Person other than the parties hereto and with respect to Section 6 hereof, the Released Parties, shall be entitled to claim any right or benefit under this Amendment, including, without limitation, the status of third-party beneficiary of this Amendment and nothing in this Amendment, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Amendment.

          (g) No Commitments for Additional Amendments; Legal Advice. Each Credit Party acknowledges and affirms that, except as expressly set forth herein, the Agent and Lenders are not committing or offering any amendment, waiver or any other accommodations of any nature whatsoever and each Credit Party agrees to conduct its affairs accordingly. Without limiting the generality of the foregoing, the Credit Parties will not claim that any prior action or course of conduct by the Agent or any Lender constitutes an agreement or obligation to continue such action or course of conduct in the future. Each Credit Party acknowledges that the Agent and the Lenders have no commitment to grant any other Amendment or accommodation to any of the Credit Parties.

          Each Credit Party represents to the Lenders that it has entered into this Amendment freely and voluntarily, without coercion, duress, distress or undue influence and that it has received legal advice from counsel of its choice in connection with the negotiation, drafting, meaning and legal significance of this Amendment and that it is satisfied with its legal counsel and the advice received from it. Should any provision of this Amendment require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof or thereof shall be more strictly construed against any party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared the same.

          (h) Pending Discussions. The Credit Parties, the Agent and the Lenders may, from time to time, engage in negotiations concerning the Obligations, which may be lengthy and complex. The Agent and the Lenders shall not have any obligation to modify, amend and/or restructure the Obligations or any of the Loan Documents in connection with the negotiations or otherwise. Each of the Agent and the Lenders may terminate the negotiations at any time, in their sole and absolute discretion, with or without notice, and without liability of any kind. Unless a final, definitive written agreement (which shall be subject to the Lenders having obtained all necessary internal approvals) is executed and delivered by all of the parties, none of the Lenders, the Agent and the Credit Parties shall have any obligation or liability by virtue of the commencement, prosecution or termination of negotiations concerning the Obligations and/or the Loan Documents. None of the Agent and the Lenders shall be deemed to have waived any rights or shall incur any liability by negotiation or the passage of time associated therewith unless and until a written agreement as described in the preceding sentence is executed and delivered by the Credit Parties, the Lenders and the Agent.

          The Credit Parties hereby consent to the Agent and the Lenders (and their affiliates, corporate parents and related corporate divisions) meeting directly with any third party, including potential lenders or investors, regarding a refinancing of the Borrower's Indebtedness or a sale or assignment of the Loans and entering into negotiations with any such third party concerning the Loan Documents and the Obligations.

          The Credit Parties, the Lenders or the Agent may prepare or cause to be prepared term sheets or memoranda outlining or describing their discussions and/or proposals made in connection with any such discussions. None of the preparation, distribution, response to or failure to respond to any such document shall constitute an agreement or the basis on which any party may claim reliance on any agreement unless and until such agreement is executed and delivered (subject to the Lenders having obtained all necessary internal approvals) by the parties hereto.

          (i) Integration. This Amendment sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relative to such subject matter. No promise, condition, representation or warranty, express or implied, not herein set forth shall bind any party hereto, and not one of them has relied on any such promise, condition, representation or warranty. Each of the parties hereto acknowledges that, except as in this Amendment otherwise expressly stated, no representations, warranties or commitments, express or implied, have been made by any party to the other. None of the terms or conditions of this Amendment may be changed, modified, waived or canceled orally or otherwise, except as provided in the Credit Agreement.

          (j) Survival. Without limiting the generality of Section 12.4 of the Credit Agreement, all representations, warranties, covenants, agreements, undertakings and Amendments of the Credit Parties contained herein shall survive and be applicable until the payment in full in cash of all of the Obligations and all of the issued and outstanding Letters of Credit shall have been cancelled, fully cash collateralized or otherwise supported in a manner satisfactory to the Lenders.

          (k) Counterparts; Effectiveness; Facsimile Signature Pages. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Any executed signature page delivered by any party hereto by facsimile shall constitute a valid and binding original counterpart.

                  [Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all as of the day and year first above written.

                              HEADWAY CORPORATE RESOURCES, INC.

                              By:  /s/
                              Name:
                              Title:


                              HEADWAY CORPORATE STAFFING SERVICES, INC.
                              CERTIFIED TECHNICAL STAFFING, INC.
                              CORPORATE STAFF ADMINISTRATION, INC.
                              HEADWAY CORPORATE STAFFING SERVICES
                                    OF NEW YORK, INC.
                              HEADWAY CORPORATE STAFFING SERVICES
                                    OF NORTH CAROLINA, INC.
                              HEADWAY CORPORATE STAFFING SERVICES
                                    OF CONNECTICUT, INC.
                              ASA PERSONNEL SERVICES, L.L.C.
                              HCSS WEST, INC.
                              HCSS HOLDINGS, INC.
                              HCSS EAST, INC.
                              CHENEY ASSOCIATES, L.L.C.
                              HEADWAY CORPORATE STAFFING SERVICES
                                    OF FLORIDA, L.L.C.
                              HEADWAY TECHNOLOGY RESOURCES, L.L.C.
                              HEADWAY TECHNOLOGY RESOURCES
                                    OF TEXAS, L.L.C.
                              HEADWAY TECHNOLOGY RESOURCES
                                    INTERNATIONAL, L.L.C.
                              HEADWAY CORPORATE STAFFING SERVICES
                                    OF CALIFORNIA ONE, L.L.C.
                              HEADWAY CORPORATE STAFFING SERVICES
                                    OF CALIFORNIA TWO, L.L.C.
                              HEADWAY CORPORATE STAFFING SERVICES
                                    OF CALIFORNIA THREE, L.L.C.

                              By:  /s/
                              Name:
                              Title:

                              BANK OF AMERICA, N.A.,
                               as Agent for the Lenders and as Lender

                              By:   /s/
                              Name:
                              Title:


                              FLEET NATIONAL BANK

                              By:   /s/
                              Name:
                              Title:


                              TRANSAMERICA BUSINESS CAPITAL
                               CORPORATION

                              By:   /s/
                              Name:
                              Title:


                              CITIZENS BANK OF MASSACHUSETTS

                              By:   /s/
                              Name:
                              Title:


                              WACHOVIA NATIONAL BANK

                              By:   /s/
                              Name:
                              Title:

                                   Schedule 1


The Borrower failed to comply with the covenants contained in Sections 6(a)(i) and 6(a)(ii) of the Second Limited Waiver dated April 17, 2002 among the Borrower, The State Street Bank and Trust Company, as Trustee, and certain holders of notes and preferred stock issued by the Borrower, and Section 4.15(ix)(y) of the Indenture.

                                   Sch. - 1

                                   Schedule 2


As of the Third amendment Effective Date the representations and warranties contained in the following sections of the Credit Agreement are not true and correct:


          (i)  Section 7.3;

          (ii) Section 7.6(b): there has been no Material Adverse Effect nor have the businesses or properties of any Credit Party been materially adversely affected except as disclosed in the Borrower's Annual Report on Form 10-K for the Fiscal Year ended December 31, 2002;

          (iii)Section 7.9(b): with respect to defaults identified on Schedule 1 annexed to the Third Amendment; and

          (iv) Section 7.10 - General Electric  Mortgage  Insurance  Corporation
               (GE) has notified the Company that they plan to demand indemnification for losses suffered by GE related to the actions of a Headway employee. GE is claiming that its losses in this matter are in excess of $5 million. This demand would likely be in the form of a claim against Headway's general liability/errors & omissions insurance policy.


                                   Sch. - 2

                                   Schedule 3

                         List of Domestic Bank Accounts
                                   [Excluded]

                                   Schedule 4


1. The requirement of Section 2.2 (b) of the Credit Agreement that Interest on each Loan shall be paid monthly in arrears on the last Business Day of each month solely with respect to the months ended November 30, 2002 and February 28, 2003.

2. The requirement of Section 4.8 of the Credit Agreement that as soon as practical and in any event not later 7 days from the Effective Date with respect to investment accounts, and 45 days from the Effective Date with respect to all other accounts, the Borrower shall cause all or substantially all Deposit Accounts of the Credit Parties, other than payroll accounts and unused accounts to be closed by the Borrower identified on Schedule 4.8 to the Credit Agreement, to be transferred to and maintained with one or more Lenders or third party depository institutions, subject to control agreements granting to the Agent on behalf of the Lenders a security interest in such Deposit Accounts.

3. The requirement of Section 8.20 of the Credit Agreement that upon request by the Required Lenders, the Borrower promptly appoint (and in any event not later than ten (10) Business Days after such request) a chief restructuring officer acceptable to the Required Lenders and on terms and conditions approved by the Required Lenders.

4. The requirement of Section 8.21 of the Credit Agreement pursuant to which the Borrower agreed to effectuate, no later than January 15, 2003, the sale, disposition or liquidation of the Whitney Companies as acceptable to the applicable Lenders.


                                    Sch. -4